Exhibit 99.3

American Rebel Light Beer Set to Debut at Tony Stewart’s Eldora Speedway for Dirt Track Late Model Dream Week June 5 - 8

Nashville, TN, June 04, 2024 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), a designer, manufacturer, and marketer of American Rebel Beer ( www.americanrebelbeer.com ) and branded safes, personal security and self-defense products and apparel, is proud to announce that American Rebel Light Beer will be commercially available for the first time at Tony Stewart’s Eldora Speedway for Dirt Track Late Model Dream Week June 5 – 8.

“I couldn’t think of a better place to launch Rebel Light than the ‘World’s Greatest Dirt Track’ – Eldora Speedway,” said American Rebel Chief Executive Officer Andy Ross. “My band and I will perform Friday night at the speedway to mark the occasion and it’s going to be great. We’re very proud of our relationship with Eldora and our distributor for the speedway and the surrounding area, Bonbright Distributors.”

“We are excited to partner with American Rebel. We look forward working with their team and grow the American Rebel brand in the state of Ohio,” said Brock Anderson, Chairman and Chief Executive Officer of Bonbright Distributors.

“Bonbright Distributors and American Rebel Beer are going to do great things together in the state of Ohio,” said Andy Ross. “Signing a distribution agreement with a distributor like Bonbright is a great achievement for American Rebel and is a great expansion of our growing distribution network across this great country. Tony Stewart’s Eldora Speedway has committed to sell American Rebel Beer at their track and having a customer like Eldora Speedway will put American Rebel Light Lager on the map in west central Ohio. Launching America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem Singing, Stand Your Ground Beer into the marketplace is a primary goal of our company and having American Rebel Light Beer available in the state of Ohio helps deliver on that goal,” said Andy Ross. “Interested investors 18 years or older can log onto our public offering website at http://invest.americanrebel.com and register to receive updates when our investment opportunities are open to the public.”

Bonbright’s 92 vehicles drive the open roads of nine Ohio counties to get their beers to their destinations. The counties they serve include Butler, Clinton, Darke, Greene, Mercer, Miami, Montgomery, Preble and Warren.

“I want to recognize the recent sudden passing of Eldora Speedway General Manager and 2023 Promoter of the Year Jerry Gappens,” said Andy Ross. “Jerry was very enthusiastic about launching American Rebel Beer at Eldora and we’re heartbroken he won’t be there with us in person, but he’ll certainly be with us in spirit.”

“Jerry came to Eldora with a wealth of experience and an equal amount of humility,” said NASCAR, IndyCar and USAC champion Tony Stewart, owner of Eldora Speedway. “No job was too big or too small. His attention to detail was impressive, and he made sure the fan experience at Eldora was exceptional, always finding ways to make improvements with each and every event he oversaw.”

About Eldora Speedway

Since carved from a cornfield in the natural amphitheater that existed between the Eldora Ballroom and the Wabash River by bandleader Earl Baltes in 1954, Eldora Speedway has grown to be a frontrunner in motorsports growth and stability. Baltes chose to sell the legendary high-banked clay oval to motorsports entrepreneur and NASCAR, IndyCar and USAC champion Tony Stewart in 2004. Eldora hosts the biggest events in short-track racing including the Dirt Track Late Model Dream, Kings Royal and World 100. For more information go to www.eldoraspeedway.com.

About Bonbright Distributors

Starting with just one truck, Carl Bonbright created Bonbright Distributors in 1934 when he received the license to sell Schoenling Brewing products in Miami, Montgomery, Greene, Preble and Clark counties. In 1951, he received the distribution rights for Miller Brewing Company brands, and over seventy years later, Bonbright’s annual sales approach 8 million cases annually.

In April 1983, H. Brockman Anderson acquired Bonbright Distributors from the Bonbright family. And that year, the company’s total case sales reached 2,000,000. Under Bonbright’s current ownership and management team, the business has grown by almost 300 percent, added nineteen additional counties, bought eight beer distributorships and acquired the rights to sell products from eight of the nation’s top ten breweries. For more information go to www.bonbright.com.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

The Reg A Offering will be made by means of the Offering Circular. The securities offered by American Rebel are highly speculative. Investing in shares of American Rebel involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities, and if a public market develops following the offering, it may not continue. American Rebel intends to list the Series C Preferred Stock offered under Offering Circular on Nasdaq Capital Market and doing so entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. The listing of the Company’s Series C Preferred Stock on Nasdaq Capital Market is not a condition of the Company’s proceeding with the Public Offering, and no assurance can be given that our application to list on Nasdaq Capital Market will be approved or that an active trading market for our Series C Preferred will develop.

For additional information on American Rebel, the Offering and any other related topics, please review the Offering Statement that can be found at: https://www.sec.gov/Archives/edgar/data/1648087/000149315224009903/form253g2.htm.

Additional information concerning risk factors related to the Offering, including those related to the business, government regulations, intellectual property and the offering in general, can be found in the section titled “Risk Factors” of the Offering Statement.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued increase in revenues, actual receipt of funds under the Reg A Offering, effects of the offering on the trading price of our securities, implied or perceived benefits resulting from the receipt of funds from the offering, actual launch timing and availability of American Rebel Beer, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@americanrebel.com

Investor Relations:

Brian Prenoveau

MZ North America

+1 (561) 489-5315

AREB@mzgroup.us